UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2013

NuStar Energy L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West
San Antonio, Texas 78257
(Address of principal executive offices)

 (210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

W. Grady Rosier has been selected to the Board of Directors (the “Board”) of NuStar GP, LLC (the “Company”), the general partner of the general partner of NuStar Energy L.P. (the “Partnership”), pursuant to the recommendation of the Board’s Nominating/Governance & Conflicts Committee.  There are no arrangements between Mr. Rosier and any other person pursuant to which Mr. Rosier was selected as a director.  Mr. Rosier has also been appointed to serve on the Board’s Audit Committee and the Compensation Committee.

Mr. Rosier, 64, has been the President and Chief Executive Officer of McLane Company, Inc., a $44 billion supply chain services company and subsidiary of Berkshire Hathaway Inc., since February 1995.  He has been with McLane Company, Inc. since 1984, serving in various senior management positions prior to his current position. In addition, Mr. Rosier spent six years of honorable service in the United States Marine Corp.  Mr. Rosier also has public company board experience.  He has served as a director and member of the compensation committee of NVR, Inc., a home building and mortgage banking company, since 2008.  He served as a director of Tandy Brands Accessories, Inc., a leader in the fashion and lifestyle accessories industry, from 2006 to 2011, serving as the lead director from October 2009 to October 2011.

As a non-employee director, Mr. Rosier will receive the Company’s standard non-employee director compensation, as more fully described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012.   Mr. Rosier is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

	By:	NuStar GP, LLC
its general partner

Date: March 11, 2013	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Vice President, Assistant General Counsel and
Corporate Secretary